UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 30, 2024

MARA HOLDINGS, INC.

(Exact name of Registrant as Specified in Its Charter)

Nevada	001-36555	01-0949984
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 NE Third Avenue, Suite 1200

Fort Lauderdale, FL 33301

(Address of principal executive offices and zip code)

(800) 804-1690

(Registrant’s telephone number, including area code)

Marathon Digital Holdings, Inc.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	MARA	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Directors

On August 30, 2024, each of Kevin DeNuccio and Said Ouissal notified the board of directors (the “Board”) of MARA Holdings, Inc. (the “Company”) of his decision to resign from the Board, effective as of September 1, 2024, which the Board accepted. Each of Mr. DeNuccio and Mr. Ouissal informed the Board that his resignation was for personal reasons and was not due to any disagreements with the Company relating to the Company’s operations, policies, or practices. The Company thanks Mr. DeNuccio and Mr. Ouissal for their Board service and wishes them well.

Appointment of Directors

On September 1, 2024, the Board appointed each of Janet George and Barbara Humpton to serve as a director on the Board, filling the vacancies created by the aforementioned resignations, effective immediately. Ms. George and Ms. Humpton will serve as Class I directors, with terms expiring at the Company’s 2027 annual meeting of stockholders or until their successors are duly elected and qualified, or until their earlier death, resignation, or removal.

Ms. George is a highly accomplished executive and board member with deep expertise in artificial intelligence, data centers, and high-growth technology environments. She most recently served as Corporate Vice President and General Manager of Data Center & Artificial Intelligence at Intel Corporation, where she led a multi-billion dollar business unit and was responsible for driving AI/ML SaaS growth and optimizing the division’s overall health. Ms. George has a strong track record of scaling businesses and executing and integrating large-scale acquisitions, including Intel’s recent $650 million acquisition of a cloud AI-based workload optimization company. She previously held senior roles at Oracle, Western Digital, Accenture, Yahoo, eBay, and Apple, where she consistently delivered revenue growth, operational efficiencies, and innovative technology solutions. Ms. George holds an advanced master’s degree in computer science with a focus on artificial intelligence and a bachelor’s degree in computer science, mathematics, and physics. She serves on the advisory board of Gandeeva Therapeutics.

Ms. Humpton is a seasoned executive and board member with extensive experience across public, private, and non-profit sectors. Currently serving as President and CEO of Siemens USA, she oversees a $19 billion portfolio focused on energy-efficient technologies, smart infrastructure, and healthcare. Under her leadership, Siemens USA has become a powerhouse of innovation, leveraging AI and industrial data to drive continuous improvement across its operations. Prior to her role at Siemens USA, Ms. Humpton held senior positions at Booz Allen Hamilton and Lockheed Martin, where she contributed to national security and technology advancements. She is recognized for her leadership in public-private collaborations, having served on advisory boards for both the Trump and Biden administrations. Ms. Humpton also holds board positions at several prominent organizations, including Fluence, Triumph Group, and the Federal Reserve Bank of Richmond. A passionate advocate for talent development, she is committed to using technology to create positive impact. Ms. Humpton earned her bachelor’s degree in mathematics from Wake Forest University.

There are no arrangements or understandings between Ms. George or Ms. Humpton and any other person pursuant to which Ms. George or Ms. Humpton was selected and appointed as a director of the Company. There are no transactions in which Ms. George or Ms. Humpton has a direct or indirect material interest required to be disclosed pursuant to Item 404(a) of Regulation S-K promulgated by the U.S. Securities and Exchange Commission (the “Commission”).

In connection with their service on the Board, each of Ms. George and Ms. Humpton will be eligible to receive compensation under the Company’s non-employee director compensation program, as disclosed in the Company’s Definitive Proxy Statement filed with the Commission on April 29, 2024, as may be adjusted by the Board from time to time. Ms. George and Ms. Humpton will each enter into an indemnification agreement with the Company providing for indemnification and advancement of expenses to the fullest extent permitted by the Nevada Revised Statutes.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On August 29, 2024, the Company filed an amendment to its Restated Articles of Incorporation with the Secretary of State of Nevada to change its name from “Marathon Digital Holdings, Inc.” to “MARA Holdings, Inc.,” effective immediately.

Item 7.01.	Regulation FD Disclosure.

A copy of the press release announcing the appointment of Ms. George and Ms. Humpton to the Board is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated into this Item 7.01 by reference.

The information contained in Exhibit 99.1 hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

3.1	Certificate of Amendment filed with the Nevada Secretary of State
99.1	Press release dated September 5, 2024
104	Cover Page Interactive Data File (embedded within the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARA HOLDINGS, INC.

Date: September 5, 2024	By:	/s/ Zabi Nowaid
	Name:	Zabi Nowaid
	Title:	General Counsel and Corporate Secretary